EXHIBIT 21.1

LIST OF SUBSIDIARIES

OF

JE CLEANTECH HOLDINGS LIMITED

Name	Jurisdiction

JE Cleantech International Limited	British Virgin Islands
JCS-Echigo Pte Ltd	Singapore
Hygieia Warewashing Pte Ltd	Singapore
Evoluxe Pte Ltd	Singapore